Contact:

Richard K. Davis

VP General Counsel

Datatec Systems

973-808-4000

richarddavis@datatec.com

Datatec Systems announces estimated quarterly loss

for the second fiscal quarter of $10 million

FAIRFIELD, N.J. - December 17, 2003, Datatec Systems, Inc. (Nasdaq:DATC) a leading provider of technology deployment software, services and post-implementation customer care solutions, today announced that it expects the loss for the fiscal quarter ended October 31, 2003 to be approximately $10 million. The Company also intends to take a restructuring charge of approximately $4.5 million in the following fiscal quarter in connection with its decision to eliminate the commercialization of certain software applications and to refocus the business on its core strengths of configuration and deployment.

The Company also announced that it will delay the filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003 and has decided, through its Audit Committee, to hire outside counsel to conduct an independent review of the valuation of long-term contracts.

About Datatec Systems, Inc.

Fairfield, N.J.-based Datatec Systems specializes in the rapid, large-scale market absorption of networking technologies. Datatec's deployment services model includes configuration, integration, and the rollout in support of new technology solutions using a "best practices" structured process. Its customers include Fortune 1000 companies and world-class technology providers. Datatec stock is listed on the Nasdaq Stock Market (DATC). For more information, visit www.datatec.com.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements as more fully discussed in Datatec's filings with the Securities and Exchange Commission.

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